NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 27, 2009, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on February 17, 2009. Each equity security unit (each, a 'unit') will initially consist of and represent: (1) a purchase contract pursuant to which: the holder will agree to purchase, and XL Capital Ltd (the 'company') will agree to sell, for $25, a number of the company's Class A Ordinary Shares (the 'ordinary shares') on February 15, 2009 (the 'stock purchase date') to be determined based on the average trading price of the company’s ordinary shares for a period preceding the stock purchase date, calculated in the manner described in the prospectus relating to the units (the 'prospectus'), or if the company has previously fixed the settlement rate as a result of an accounting event (as defined in the prospectus), the Fixed number of ordinary shares to be determined as described in the prospectus; and XL Capital Ltd will pay the holder contract adjustment payments on a quarterly basis at the annual rate of 1.75% of the stated amount of $25, subject to the company's right to defer such payments, as specified the prospectus; and (2) a 1/40, or 2.5% ownership interest in a senior note due February 15, 2011 of XL Capital Ltd with a principal amount of $1,000, on which the company will pay interest at the initial annual rate of 5.25% until a successful remarketing of the senior notes and at the reset rate (as described in the prospectus) thereafter. Interest will be payable quarterly in arrears through and including the stock purchase date and, thereafter, semi-annually in arrears. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 17, 2009.